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                                                                    Exhibit 99.2

                          SUBMICRON SYSTEMS CORPORATION

                        1994 EMPLOYEE STOCK PURCHASE PLAN

                                                                    Revised 3/98

         1. Purpose.

                  The purpose of the Plan is to assist SubMicron Systems Corporation, a Delaware corporation (the "Company"), and its Subsidiaries in retaining the employment of employees by offering them a greater stake in the Company's success and a closer identity with it, and to aid in obtaining the services of individuals whose employment would be helpful to the Company and would contribute to its success. This is to be accomplished by providing employees a continuing opportunity to purchase Shares (as hereinafter defined) from the Company through periodic offerings.

                  The Plan is intended to comply with the provisions of section 423 of the Code (as hereinafter defined), and the Plan shall be administered, interpreted and construed accordingly.

         2. Definitions. For purposes of the Plan:

                  (a) "Account" means the non-interest bearing account which the Company (or the Subsidiary which employs the Participant) shall establish for Participants, to which Participants' payroll deductions pursuant to the Plan shall be credited.

                  (b) "Agent" means the person or persons appointed by the Board in accordance with Paragraph 3(d).

                  (c) "Applicable Offering Period" means the Offering Period applicable to a purchase made on a Purchase Date for the purpose of determining the Purchase Price in accordance with Section 5 of the Plan.

                  (d) "Board" means the Board of Directors of the Company.

                  (e) "Code" means the Internal Revenue Code of 1986, as amended.

                  (f) "Committee" means the committee described in Paragraph
3(a).

                  (g) "Company" means SubMicron Systems Corporation.

                  (h) "Compensation" means the total amount of compensation for
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services paid to a Participant for an Offering Period by the Company and the
Subsidiaries that would be reportable on Internal Revenue Service Form W-2 (excluding amounts payable as commission or bonus), plus amounts that are not includable in income for federal income tax purposes that a Participant elects to contribute pursuant to an arrangement described in section 125 or section 401(k) of the Code.

                  (i) "Eligible Employee" means an employee of the Company or Subsidiary who is described in Paragraph 4.

                  (j) "Employer" means the Company or Subsidiary for whom an Eligible Employee is performing services at the time the Eligible Employee becomes a Participant.

                  (k) "Fair Market Value" on the Purchase Date means, in the case of a purchase on a Purchase Date of Shares by the Company in an arms'-length transaction, the actual purchase price of such Shares, and, in any other case, the mean between the highest and lowest sales prices of Shares on the principal national securities exchange on which the Shares are listed on such date, or, if the Shares are not listed on any national securities exchange, the mean between the highest and lowest sales prices of Shares as reported on the Nasdaq National Market on such date, or if the Shares are included in Nasdaq, but are not included in the Nasdaq National Market, the mean between the closing bid and asked prices for Shares on such date as reported by Nasdaq, or if the Shares are not so reported, the fair market value of Shares as determined by the Committee in good faith. If there are no sales reports or bid or asked quotations, as the case may be, for a given date, the closest preceding date on which there were sales reports or bid or asked quotations shall be used.

                  (l) "Investment Account" means the account established for a Participant pursuant to Paragraph 9(a) to hold Shares acquired for a Participant pursuant to the Plan.

                  (m) "Nasdaq" means the National Association of Security Dealers, Inc. Automated Quotations System.

                  (n) "Offering Period" means each two-year period beginning on January 1 and July 1 of each year. The first Offering Period shall commence on January 1, 1995.

                  (o) "Participant" means an Eligible Employee who makes an election to participate in the Plan in accordance with Paragraph 5.

                  (p) "Plan" means the SubMicron Systems Corporation 1994 Employee Stock Purchase Plan as set forth in this document, and as may be amended from time to time.

                  (q) "Plan Year" means the calendar year. The first Plan Year shall be the 1995 calendar year.
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                  (r) "Purchase Date" means the last business day of each
Purchase Period.

                  (s) "Purchase Period" means each six month period beginning on January 1 and July 1 of each Plan Year.

                  (t) "Purchase Price" means the lesser of 85% of the Fair Market Value of a Share on (i) the first business day of the Applicable Offering Period or (ii) the Purchase Date.

                  (u) "Share" or "Shares" means a share or shares of Common Stock, $0.0001 par value, of the Company.

                  (v) "Subscription Agreement" means the agreement between the Participant and the Employer pursuant to which the Participant authorizes payroll deductions to the Account.

                  (w) "Subsidiary" means any corporation that, at the time in question, is a subsidiary corporation of the Company, within the meaning of section 424(f) of the Code.

         3. Administration.

                  (a) The Plan shall be administered by the Board of Directors or by a committee (hereafter, the Committee), which shall be a committee of the Board consisting of at least two members designated by the Board. No member of the Board of Directors who is eligible to participate in the Plan may vote on any matter affecting the administration of the Plan. If a Committee is established, no member of the Board of Directors who is also eligible to participate in the Plan may be a member of the Committee. All Committee members shall serve, and may be removed, at the pleasure of the Board of Directors.

                  (b) For purposes of administration of the Plan, a majority of the members of the Committee (but not less than two) eligible to serve as such shall constitute a quorum, and any action taken by a majority of such members of the Committee present at any meeting at which a quorum is present, or acts approved in writing by all members of the Committee, shall be the acts of the Committee.

                  (c) Subject to the express provisions of the Plan, the Committee shall have full discretionary authority to interpret the Plan, to issue rules for administering the Plan, to change, alter, amend or rescind such rules, and to make all other determinations necessary or appropriate for the administration of the Plan. All determinations, interpretations and constructions made by the Committee with respect to the Plan shall be final and conclusive. No member of the Board of Directors or the Committee shall be


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liable for any action, determination or omission taken or made in good faith with respect to the Plan or any right granted hereunder.

                  (d) The Committee may engage an Agent to purchase Shares on each Purchase Date and to perform custodial and record keeping functions for the Plan, such as holding record title to the Participants' Share certificates, maintaining an individual Investment Account for each such Participant and providing periodic account status reports to such Participants.

                  (e) The Committee shall have full discretionary authority to delegate ministerial functions to management of the Company.

         4. Eligibility. All employees of the Company, and of such of its Subsidiaries as may be designated for such purpose from time to time by the Committee, shall be eligible to participate in the Plan as of the first day of an Offering Period, provided each of such employees:

                  (a) has been employed by the Company or any of its Subsidiaries for at least six months;

                  (b) is customarily employed for more than 20 hours per week;

                  (c) is customarily employed more than five months per calendar year; and

                  (d) does not own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or a Subsidiary. In determining stock ownership for purposes of the preceding sentence, the rules of section 424(d) of the Code shall apply and stock which the employee may purchase under outstanding options, including rights to purchase stock under the Plan, shall be treated as stock owned by the employee.

                  For purposes of this Paragraph 4, the term "employment" shall be interpreted in accordance with the provisions of section 1.421-7(h) of the Treasury Regulations (or any successor regulations).

         5. Election to Participate.

                  (a) (i) Initial Subscription Agreements. Each Eligible Employee may become a Participant by filing a Subscription Agreement authorizing specified regular payroll deductions. A Subscription Agreement authorizing specified regular payroll deductions must specify the date on which such deduction is to commence, which may not be retroactive. Subject to the limits of Paragraph 5(b), payroll deductions may be in any amount not less than one percent (1%) and not in excess of ten percent


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(10%) of an Eligible Employee's Compensation, subject to a lower limit as may be established pursuant to Paragraph 5(b) below. All payroll deductions shall be recorded in the Accounts. All funds recorded in Accounts may be used by the Company and Subsidiaries for any corporate purpose, subject to the Participant's right to withdraw at any time an amount equal to the balance accumulated in his or her Account as described in Paragraph 8 below. Funds credited to Accounts shall not be required to be segregated from the general funds of the Company or any Subsidiary.

                           (ii) Subsequent Subscription Agreements. Any
Participant may file a Subscription Agreement subsequent to his or her filing an initial Subscription Agreement changing the terms of his or her participation in accordance with Section 6 of the Plan.

                           (iii) Applicable Offering Period. The Applicable
Offering Period for each Eligible Employee who becomes a Participant by filing an initial Subscription Agreement in accordance with Section 5(a)(i) of the Plan shall initially be the first Offering Period commencing after the receipt of such Subscription Agreement by the Committee, and the Purchase Price for any purchases made on behalf of a Participant in accordance with Section 9 of the Plan on a Purchase Date occurring during such Participant's Applicable Offering Period shall be determined by reference to the Fair Market Value of a Share on the Purchase Date itself or the first day of such Applicable Offering Period, in accordance with the definition of Purchase Price set forth in Section 2(t). Notwithstanding the foregoing, in the event the Fair Market Value of a Share on a Purchase Date is lower than the Fair Market Value of a Share on the first day of the Applicable Offering Period, the Applicable Offering Period for a Participant shall terminate on such Purchase Date. The Applicable Offering Period for any Participant after such Participant's Applicable Offering Period terminates shall be the Offering Period commencing on the next day after the date such prior Applicable Offering Period terminates.

                  (b) Contribution Limit. The sum of all regular payroll deductions authorized under Paragraph 5(a) shall not exceed such percentage of the Participant's Compensation as may be specified by the Committee.

         6. Subsequent Subscription Agreements and Deduction Changes. A Participant may at any time decrease his or her payroll deduction by filing a new Subscription Agreement with the Committee during a Purchase Period which will supersede any prior Subscription Agreement effective no later than thirty
(30) days after receipt of such new Subscription Agreement by the Committee. If administratively practicable, and at the Committee's discretion, such decrease in a Participant's payroll deduction shall be effective as of the first day of the payroll period following the receipt by the Committee of the new Subscription Agreement or as of such other date no later than thirty (30) days after receipt of the new Subscription Agreement as the Committee determines. Other than as provided in the case of a termination of participation under Paragraph 8 below, such change


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in the rate of regular payroll deductions may not be made more than once during each Purchase Period. During the two week period immediately preceding each new Purchase Period, a Participant may increase or decrease his or her payroll deduction by filing a new Subscription Agreement with the Committee. If a Participant does not file a new Subscription Agreement with the Committee, the terms of the previously submitted Subscription Agreement shall remain in effect for each subsequent Purchase Period. Notwithstanding anything contained herein to the contrary, a Participant may file a new Subscription Agreement at any time for the sole purpose of changing his or her designation of beneficiary.

         7. Limit on Purchase of Shares.

                  (a) No employee may be granted a right to purchase Shares under the Plan if immediately following such grant, such employee would have rights to purchase equity securities under all plans of the Company and Subsidiaries that are intended to meet the requirements of section 423 of the Code, that accrue at a rate which exceeds $25,000 of Fair Market Value (determined at the time the rights are granted) for each calendar year in which such rights to purchase Shares are outstanding at any time. For purposes of this Paragraph 7:

                           (i) The right to purchase Shares accrues when the
right (or any portion thereof) first becomes exercisable during the calendar year;

                           (ii) Subject to the limitations under Paragraph 10,
each Participant accrues the right to purchase up to a number of Shares for each Purchase Period equal to $12,500 divided by the Fair Market Value of the Shares, determined on the first day of the Purchase Period, but in no case may such accrual of rights to purchase Shares exceed $25,000 of Fair Market Value, determined on the first day of each Offering Period, for any calendar year;

                           (iii) A right to purchase Shares which has accrued
under one grant of rights under the Plan may not be carried over to any other grant of rights; and

                           (iv) The limits of this Paragraph 7 shall be
interpreted by the Committee in accordance with applicable rules and regulations issued under section 423 of the Code.

                  (b) No employee may be granted a right to purchase Shares under the Plan if, immediately following such grant, such employee would own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or a Subsidiary. In determining stock ownership for purposes of the preceding sentence, the rules of section 424(d) of the Code shall apply and stock which the employee may purchase under outstanding options, including rights to purchase stock under the Plan,


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shall be treated as stock owned by the employee.

         8. Termination of Participation and Withdrawal of Funds. A Participant may at any time and for any reason, withdraw from participation in the Plan for an Offering Period by filing a notice of withdrawal form with the Committee prior to the last day of such Purchase Period, in which case the entire balance accumulated in his or her Account shall be paid to such Participant as soon as practicable thereafter and no further payroll deductions shall be made pursuant to the Plan. Partial withdrawals shall not be permitted. A Participant may recommence participation in the Plan by submitting a new Subscription Agreement to the Committee, which will be effective as of the next Offering Period.

         9. Method of Purchase and Investment Accounts.

                  (a) Exercise of Option for Shares. Each Participant having funds credited to an Account on a Purchase Date shall be deemed, without any further action, to have exercised on such Purchase Date, the option to purchase the number of whole Shares which the funds in such Account would purchase at the Purchase Price, subject to the limit:

                           (i) on the aggregate number of Shares that may be
made available for purchase to all Participants under the Plan for the term of the Plan, as set forth in Paragraph 10; and

                           (ii) on the number of Shares that may be made
available for purchase to any individual Participant, as set forth in Paragraphs 5(b) and 7.

Such option shall be deemed exercised if the Participant does not withdraw such funds before the Purchase Date. All Shares so purchased shall be credited to a separate Investment Account established by the Agent for each Participant. The Agent shall hold in its name or the name of its nominee all certificates for Shares purchased until such Shares are withdrawn by a Participant pursuant to Paragraph 11. No purchases of fractional Shares shall be made pursuant to the Plan. If the Fair Market Value of a Share on a Purchase Date is less than the Fair Market Value of a Share on the first day of the Offering Period, immediately following exercise of the Participant's option the Participant shall be deemed to have been reenrolled in the Plan in the Offering Period which commences immediately following such Purchase Date. Any funds left in a Participant's Account following a Purchase Date shall be applied to the purchase of Shares on the next Purchase Date, along with any additional funds added to such Participant's Account as a result of subsequent payroll deductions, subject to Participants' withdrawal rights against Accounts and the other limits of the Plan.

                  (b) Dividends on Shares Held in Investment Accounts. All cash dividends paid with respect to the Shares credited to a Participant's Investment Account shall, unless otherwise directed by the Committee, be credited to his or her Account and used, in the same manner as other funds credited to Accounts, to purchase additional Shares


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under the Plan on the next Purchase Date, subject to Participants' withdrawal rights against Accounts and the other limits of the Plan.

                  (c) Adjustment of Shares on Application of Aggregate Limits. If the total number of Shares that would be purchased pursuant to Paragraph 9(a) but for the limits described in Paragraph 9(a)(i) exceeds the number of Shares available for purchase under the Plan, then the number of available Shares shall be allocated among the Investment Accounts of Participants in the ratio that the amount credited to a Participant's Account as of the Purchase Date bears to the total amount credited to all Participants' Accounts as of the Purchase Date. The cash balance not applied to the purchase of Shares shall be held in Participants' Accounts subject to the terms and conditions of the Plan.

         10. Shares Subject to Plan. The aggregate maximum number of Shares that may be issued pursuant to the Plan is Five Hundred Thousand (500,000), subject to adjustment as provided in Paragraph 18 of the Plan. The Shares delivered pursuant to the Plan may, at the option of the Company, be Shares purchased specifically for purposes of the Plan, shares otherwise held in treasury or Shares originally issued by the Company for such purpose.

         11. Withdrawal of Certificates. A Participant shall have the right at any time to withdraw a certificate or certificates for all or a portion of the Shares credited to his or her Investment Account by giving written notice to the Company.

         12. Registration of Certificates. Each certificate withdrawn by a Participating Employee may be registered only in the name of the Participant, or, if the Participant so indicated on the Participant's Account, in the Participant's name jointly with a member of the Participant's family, with right of survivorship. A Participant who is a resident of a jurisdiction which does not recognize such a joint tenancy may have certificates registered in the Participant's name as tenant in common or as community property with a member of the Participant's family without right of survivorship.

         13. Voting. The Agent shall vote all Shares held in an Investment Account in accordance with the Participant's instructions.

         14. Rights on Retirement, Death or Other Termination of Employment. In the event of a Participant's retirement, death or other termination of employment, or in the event that a Participant otherwise ceases to be an Eligible Employee, (a) no payroll deduction shall be taken from any pay due and owing to the Participant thereafter, and the balance in the Participant's Account shall be paid to the Participant or, in the event of the Participant's death, to the person or persons designated as the Participant's beneficiary on Participant's most recently filed Subscription Agreement, or if no beneficiary has been designated, to the person to whom the Participant's rights shall have passed under the laws of descent and distribution, and (b) a certificate for the Shares credited to the Participant's Investment Account will be forwarded to the Participant (or, in the event of the


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Participant's death, to the person or persons designated as the Participant's beneficiary on Participant's most recently filed Subscription Agreement, or if no beneficiary has been designated, to the person to whom the Participant's rights shall have passed under the laws of descent and distribution).

         15. Rights Not Transferable. Except as permitted by Paragraph 14, rights under the Plan are not transferable by a Participant and are exercisable during the employee's lifetime only by the employee.

         16. No Right to Continued Employment. Neither the Plan nor any right granted under the Plan shall confer upon any Participant any right to continuance of employment with the Company or any Subsidiary, or interfere in any way with the right of the Company or Subsidiary to terminate the employment of such Participant.

         17. Application of Funds. All funds received or held by the Company under this Plan may be used for any corporate purpose.

         18. Adjustments in Case of Changes Affecting Shares. In the event of a subdivision of outstanding Shares, or the payment of a stock dividend, the Share limit set forth in Paragraph 10 shall be adjusted proportionately, and such other adjustments shall be made as may be deemed equitable by the Committee. In the event of any other change affecting Shares (including any event described in section 424(a) of the Code), such adjustment, if any, shall be made as may be deemed equitable by the Committee to give proper effect to such event, subject to the limitations of section 424 of the Code.

         19. Amendment of the Plan. The Board of Directors of the Company may at any time, or from time to time, amend the Plan in such manner as it may deem advisable. Nevertheless, the Board of Directors of the Company may not (i) increase the maximum number of shares that may be issued pursuant to the Plan,
(ii) materially increase the benefits accruing to Participants under the Plan, or (iii) modify the requirements as to eligibility for participation in the Plan without obtaining approval, within twelve months before or after such action, by vote of a majority of the votes cast at a duly called meeting of the Shareholders at which a quorum representing a majority of all outstanding voting stock of the Company is, either in person or by proxy, present and voting on the matter.

         20. Termination of the Plan. The Plan and all rights of employees under any offering hereunder shall terminate on the earliest of:

                  (a) any time at the discretion of the Board of Directors; or

                  (b) December 31, 2004.

Upon termination of this Plan, (i) all amounts in the Accounts of Participants shall be carried forward into the Participant's Account under a successor plan, if any, or promptly


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refunded, and (ii) all certificates for the Shares credited to a Participant's
Investment Account shall be forwarded to him or her.

         21. Governmental Regulations.

                  (a) Anything contained in this Plan to the contrary notwithstanding, the Company shall not be obligated to sell or deliver any Shares certificates under this Plan unless and until the Company is satisfied that such sale or delivery complies with (i) all applicable requirements of the governing body of the principal market in which such Shares are traded, (ii) all applicable provisions of the Securities Act of 1933, as amended (the "Act"), and the rules and regulations thereunder and (iii) all other laws or regulations by which the Company is bound or to which the Company is subject.

                  (b) The Company (or a Subsidiary) may make such provisions as it may deem appropriate for the withholding of any taxes or payment of any taxes which it determines it may be required to withhold or pay in connection with any Shares. The obligation of the Company to deliver certificates under this Plan is conditioned upon the satisfaction of the provisions set forth in the preceding sentence.

         22. Section 16 Restrictions for Officers and Directors. Notwithstanding any other provision of the Plan, each officer (for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), and director of the Company shall be subject to such restrictions as are required so that transactions under the Plan by such officer or director shall be exempt from
Section 16(b) of the Exchange Act. Without limiting the generality of the foregoing, such restrictions may include restrictions on the ability of an officer or director making withdrawals from the Plan, ceasing participation in the Plan and holding the Shares received under the Plan for so long as such restrictions are required to qualify for a Section 16 exemption.

         23. Repurchase of Shares. The Company shall not be required to repurchase from any Participant any Shares which such Participant acquires under the Plan.


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